UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

RUSH ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 IH-35 SOUTH
NEW BRAUNFELS, TEXAS 78130

April 7, 2009

To the Shareholders of Rush Enterprises, Inc.:

Rush Enterprises, Inc.’s 2009 Annual Meeting of Shareholders will be held on Tuesday, May 19, 2009, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

At the annual meeting, we will ask you to:

1.                                       Elect W. Marvin Rush, W.M. “Rusty” Rush, Ronald J. Krause, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2010 Annual Meeting of Shareholders;

2.                                       Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year; and

3.                                       Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The accompanying formal notice and proxy statement further discuss the matters that will be presented for shareholder vote.  Following the annual meeting, shareholders will have the opportunity to ask questions and comment on our operations.

It is important that your views be represented whether or not you are able to attend the annual meeting.  If you are unable to attend the annual meeting in person and wish to have your shares voted, please sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible or otherwise follow the voting instructions enclosed herewith.

We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company for the 2008 fiscal year.

Sincerely,

W. Marvin Rush
Chairman

RUSH ENTERPRISES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Rush Enterprises, Inc. (the “Company”) will be held on Tuesday, May 19, 2009, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, for the following purposes:

•                                          To elect W. Marvin Rush, W.M. “Rusty” Rush, Ronald J. Krause, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•                                          To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•                                          To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Information with respect to the above matters is set forth in the proxy statement that accompanies this Notice of Annual Meeting of Shareholders.

The Board of Directors fixed the close of business on April 3, 2009, as the record date for determining shareholders entitled to receive notice of and to vote at the annual meeting.  The Company will maintain a list of shareholders entitled to vote at the annual meeting at the Company’s principal executive offices during normal business hours for ten days prior to the annual meeting.  Any shareholder may examine the list for any purpose relevant to the annual meeting during such ten-day period.  The list will also be available for examination throughout the duration of the annual meeting.

By Order of the Board of Directors,

W. MARVIN RUSH
Chairman

San Antonio, Texas

April 7, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2009

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2008 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the “Investor Relations—Financial Information—Annual Report & Proxy Materials” section of the Company’s website at http://investor.rushenterprises.com/annuals.cfm.  Other information on the Company’s website does not constitute part of the Company’s proxy materials.

IMPORTANT

You are cordially invited to attend the annual meeting in person.  Even if you plan to be present, please mark, sign, date and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States, or otherwise follow the enclosed voting instructions.

RUSH ENTERPRISES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

to be held on May 19, 2009

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc. (the “Company”), on behalf of its Board of Directors, for the 2009 Annual Meeting of Shareholders. This proxy statement and the related proxy card are being distributed on or about April 23, 2009.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

THE ANNUAL MEETING

When And Where Is The Annual Meeting?

The annual meeting will be held on May 19, 2009, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of Annual Meeting of Shareholders.

What Matters Will Be Voted Upon At The Annual Meeting?

At the annual meeting you will be asked to:

•                                          Consider and vote upon a proposal to elect W. Marvin Rush, W.M. “Rusty” Rush, Ronald J. Krause, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

•                                          Consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the 2009 fiscal year.

•                                          Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Who Is Entitled To Vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (the “Class A Common Stock”), and of Class B Common Stock, $.01 par value per share (the “Class B Common Stock”) at the close of business on April 3, 2009, which is the “Record Date,” are entitled to notice of, and to vote at, the annual meeting. The Class A Common Stock and the Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.”  Shares that may be voted include shares that are held (a) directly by the shareholder of record, and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 26,482,069 shares of Class A Common Stock and 10,685,894 shares of Class B Common Stock entitled to be voted at the annual meeting.  On September 20, 2007, the Board of Directors declared a 3-for-2 stock split of the Class A Common Stock and Class B Common Stock, to be effected in the form of a stock dividend.  On October 10, 2007, the Company distributed one additional share of stock for every two shares of Class A Common Stock and Class B Common Stock held by shareholders of record as of October 1, 2007.  All share and per share data (except par value) in this proxy statement have been adjusted and restated to reflect the stock dividend.  The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the annual meeting.  The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What Is The Difference Between Holding Shares As A “Registered Owner” And As A “Beneficial Owner”?

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•                                          Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record.  As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting.

•                                          Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the annual meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares in person at the annual meeting.

What Constitutes A Quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting.  Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What Is A Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote, and (b) the nominee lacks discretionary voting power to vote such shares.  Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

What Shareholder Approval Is Necessary For Approval Of The Proposals?

•                                          Election of Directors

A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the annual meeting is required for the election of directors. Accordingly, the seven director nominees receiving the highest number of votes will be elected.  Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

•                                          Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting, is required for the ratification of the appointment of E&Y.  Abstentions will have the same effect as votes against the proposal to ratify the appointment of E&Y.  Broker non-votes will not be treated as votes for or against this proposal and, therefore, will not have any effect on the outcome of this proposal.

May I Vote My Shares In Person At The Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the annual meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the annual meeting, complete such legal proxy and present it to the Company at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the annual meeting.

How Can I Vote My Shares Without Attending The Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you may instruct the named proxy holders on how to vote these shares by completing, signing, dating and returning the enclosed proxy card in the postage pre-paid envelope provided with this proxy statement.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote such shares.  You should follow the instructions provided by your nominee in directing your nominee on how to vote these shares.

If My Shares Are Held In “Street Name,” Will My Broker, Bank Or Other Nominee Vote My Shares For Me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non-routine” matters. The proposals to elect directors and ratify the appointment of E&Y as the Company’s independent registered public accounting firm are both considered routine matters and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to these proposals. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How Will My Proxy Be Voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the annual meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer and Treasurer, and Martin A. Naegelin, our Executive Vice President, are named as proxies in the proxy card and have been designated by the Board of Directors as the directors’ proxies to represent you and vote your shares at the annual meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted (a) FOR the election of directors, (b) FOR the ratification of the appointment of E&Y as the

Company’s independent registered public accounting firm for the 2009 fiscal year and (c) in accordance with the proxy holders’ best judgment as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

May I Revoke My Proxy and Change My Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the annual meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by (a) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (b) giving notice of your changed vote to us in writing mailed to 555 IH 35 South, Suite 500, New Braunfels Texas 78130, Attn: Secretary, or (c) attending the annual meeting and giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote (a) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the annual meeting, by attending the annual meeting, presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

Who Will Pay The Costs of Soliciting Proxies?

The costs of soliciting proxies pursuant to this proxy statement will be borne by the Company. Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our shareholders.  Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our Common Stock.

What Other Business Will Be Presented at the Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the annual meeting. If any other matters should properly arise at the annual meeting, the persons named as proxy holders, Steven L. Keller and Martin A. Naegelin, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting.

What Are The Deadlines To Nominate Directors or to Propose Other Business For Consideration at the 2010 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2010 Annual Meeting of Shareholders, the proposal (a) must be received by the Company at its executive offices, 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, Attn: Secretary, on or before December 8, 2009, and (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2010 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, Attn: Secretary, not later than the close of business on February 18, 2010 and not earlier than the close of business on January 19, 2010.  In the event that the date of the 2010 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2009 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the 120th day prior to the 2010 Annual Meeting of Shareholders and not later than the later of (a) the 90th day prior to such annual meeting, or (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.  In addition, your notice must set forth the information required by the Company’s Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2010 Annual Meeting of Shareholders.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Chief Compliance Officer at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

Where Can I Find The Voting Results Of the Annual Meeting?

The Company will publish final voting results of the annual meeting in its quarterly report on Form 10-Q for the second quarter of the 2009 fiscal year.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card.  Please vote each proxy and voting instruction card that you receive.

What Is Householding?

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of this proxy statement and the Company’s Annual Report on Form 10-K, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of this proxy statement and the Company’s Annual Report on Form 10-K, and would like to request a separate copy of these materials, or you do not wish to participate in householding in the future, please mail such request to Rush Enterprises, Inc. Attn: Steven L. Keller, 555 IH 35 South, Suite 500, New Braunfels, Texas 78130.  Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What Do I Need To Do Now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should, as soon as possible, submit your proxy by executing and returning the proxy card.  If you are the beneficial owner of shares held in street name, then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify voting directions, your shares will be voted (a) FOR the approval of W. Marvin Rush, W.M. “Rusty” Rush, Ronald J. Krause, James C. Underwood, Harold D. Marshall, Thomas A. Akin, and Gerald R. Szczepanski as directors to hold office until the 2010 Annual Meeting of Shareholders, and (b) FOR the ratification of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Who Can Help Answer My Questions?

If you have questions concerning a proposal or the annual meeting, if you would like additional copies of this proxy statement or our 2008 Annual Report, or if you need special assistance at the annual meeting, please call Derrek Weaver toll free at (800) 973-7874. In addition, information regarding the annual meeting is available via the Internet at our website www.rushenterprises.com.

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY.    The summary information provided above in “question and answer” format is for your convenience only and is merely a brief description of material information contained in this proxy statement.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE AS PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2009, except as otherwise noted below, by:

•                                          Each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock;

•                                          Each director, director nominee and named executive officer; and

•                                          All of our directors and executive officers as a group.

Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC.  The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

Beneficial Ownership

	Class A Common Stock		Class B Common Stock		% Total
Name and Address(1)	Shares	% of Class	Shares	% of Class	Voting Power(2)
W. Marvin Rush(3)	71,091	*	4,156,074	38.3	34.0
Wasatch Advisors, Inc.(4)	—	*	1,346,518	12.4	11.0
Dimensional Fund Advisors LP(5)	2,226,220	8.1	1,102,774	10.1	9.9
FMR LLC(6)	3,376,127	12.2	105,532	1.0	2.2
GAMCO Investors, Inc. et al(7)	—	—	634,121	5.8	5.2
Columbia Wanger Asset Management, L.P.(8)	2,856,000	10.3	—	*	1.2
Lord, Abbett & Co. LLC(9)	2,149,948	7.8	—	*	*
Barclays Global Investors, NA(10)	1,810,491	6.5	—	*	*
Ronald J. Krause(11)	125,000	*	45,000	*	*
Harold D. Marshall(12)	120,000	*	—	*	*
Thomas A. Akin(13)	108,066	*	—	*	*
James C. Underwood	7,566	*	—	*	*
Gerald R. Szczepanski	—	*	—	*	*
W.M. “Rusty” Rush(14)	109,538	*	101,788	*	*
Martin A. Naegelin, Jr.(15)	71,752	*	6,502	*	*
Daryl J. Gorup(16)	53,172	*	—	*	*
Steven L. Keller(17)	21,030	*	877	*	*
All executive officers and directors as a group (15 persons, including the executive officers and directors listed above)	792,300	2.9	4,310,240	39.7	35.5

*                                         Represents less than 1% of the issued and outstanding shares of Common Stock or total voting power.

(1)                                  Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)

Based on a total of (a) 26,329,243 shares of Class A Common Stock and 10,685,894 shares of Class B Common Stock outstanding on March 15, 2009, (b)  and 1,169,023 shares of Class A Common Stock and 179,325 shares of Class B Common Stock underlying vested options and options that will vest within 60 days of March 15, 2009 (collectively referred to herein as “Vested Options”), and (c) 151,626 shares of Class A Common Stock underlying unvested restricted stock awards as of March 15, 2009.

(3)

Includes (a) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush is the general partner, (b) 45,000 shares of Class A Common Stock and 48,499 shares of Class B Common Stock with respect to Vested Options, and (c) 17,334 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights. W. Marvin Rush is the beneficial owner of the shares held by 3MR Partners, L.P.

(4)

Wasatch Advisors, Inc. has (a) sole voting power of 1,346,518 shares of Class B Common Stock, and (b) sole dispositive power of 1,346,518 shares of Class B Common Stock. The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111. This information is based solely on information contained in a Schedule 13G/A3, filed with the SEC on February 17, 2009. Wasatch Advisors, Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Wasatch Advisors, Inc.

(5)

Dimensional Fund Advisors LP has (a) sole voting power of 2,144,077 shares of Class A Common Stock and sole voting power of 1,098,174 shares of Class B Common Stock, and (b) sole dispositive power of 2,226,220 shares of Class A Common Stock and sole dispositive power of 1,102,774 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in a Schedule 13G/A3 and 13G/A1, filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(6)

FMR LLC, together with certain affiliates and subsidiaries, has (a) sole voting power of 1,090,380 shares of Class A Common Stock and 25,000 shares of Class B Common Stock, and (b) sole dispositive power of 3,376,127 shares of Class A Common Stock and 105,532 shares of Class B Common Stock. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based solely on the information contained in a Schedule 13G/A4, filed with the SEC on February 17, 2009, and a Schedule 13G/A1, filed with the SEC on November 10, 2008. Neither FMR LLC nor its affiliates and subsidiaries listed in such Schedule 13Gs is affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by FMR LLC and its affiliates and subsidiaries.

(7)

GAMCO Investors, Inc., together with certain affiliates and subsidiaries, has (a) sole voting power of 634,121 shares of Class B Common Stock, and (b) sole dispositive power of 634,121 shares of Class B Common Stock. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435. This information is based solely on information contained in Schedule 13D/A1, filed with the SEC on March 19, 2009. Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries listed in such Schedule 13D is affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(8)

Columbia Wanger Asset Management, L.P. has (a) sole voting power of 2,706,000 shares of Class A Common Stock, and (b) sole dispositive power of 2,856,000 shares of Class A Common Stock. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. This information is based solely on the information contained in Schedule 13G/A3, filed with the SEC on February 6, 2009. Columbia Wanger Asset Management, L.P. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Columbia Wanger Asset Management, L.P.

(9)

Lord, Abbett & Co. LLC has (a) sole voting power of 1,811,748 shares of Class A Common Stock, and (b) sole dispositive power of 2,149,948 shares of Class A Common Stock. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302. This information is based solely on information contained in Schedule 13G/A5, filed with the SEC on February 13, 2009. Lord, Abbett & Co. LLC is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Lord, Abbett & Co. LLC.

(10)

Barclays Global Investors, NA, together with certain affiliates and subsidiaries, has (a) sole voting power of 1,638,001 shares of Class A Common Stock, and (b) sole dispositive power of 1,810,491 shares of Class A Common Stock. The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105. This information is based solely on information contained in Schedule 13G filed with the SEC on February 5, 2009. Neither Barclays Global Investors, NA nor any of its affiliates or subsidiaries is affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Barclays Global Investors, NA and its affiliates or subsidiaries.

(11)

Includes 120,000 shares of Class A Common Stock with respect to Vested Options.

(12)

Includes 120,000 shares of Class A Common Stock with respect to Vested Options.

(13)

Includes 90,000 shares of Class A Common Stock with respect to Vested Options.

(14)

Includes (a) 81,476 shares of Class A Common Stock and 98,726 shares of Class B Common Stock with respect to Vested Options, and (b) 21,667 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights.

(15)

Includes (a) 51,502 shares of Class A Common Stock and 3,502 shares of Class B Common Stock with respect to Vested Options, and (b) 8,667 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights.

(16)

Includes (a) 40,500 shares of Class A Common Stock with respect to Vested Options, and (b) 6,197 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights.

(17)

Includes (a) 10,753 shares of Class A Common Stock and 877 shares of Class B Common Stock with respect to Vested Options, and (b) 3,080 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seven directors, one of whom serves as our Chairman, one of whom serves as our President and Chief Executive Officer, and five of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market.  Applying these independence standards, the Board of Directors has determined that Messrs. Krause, Underwood, Marshall, Akin and Szczepanski are all independent directors.  After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market.  In particular, the Board of Directors considered Messrs. Krause’s, Marshall’s and Akin’s interest in the business transactions between the Company and Texstar National Bank described below under “Certain Relationships and Related Transactions.”

Seven directors (constituting the entire Board of Directors) are to be elected at the annual meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal.  All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

Name	Age	Positions and Offices with the Company	Served as a Director Since
W. Marvin Rush	70	Chairman and Director	1965

W.M. “Rusty” Rush	50	President, Chief Executive Officer and Director	1996

Ronald J. Krause	81	Director	1996

James C. Underwood	65	Director	2008

Harold D. Marshall	73	Director	1999

Thomas A. Akin	54	Director	2004

Gerald R. Szczepanski	60	Director	2008

Biographical information on the nominees is set forth below under “Further Information — Board of Directors, Executive Officers and Nominees for Board of Directors.”

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE DIRECTOR NOMINEES.

Committees of the Board of Directors

The business of the Company is managed under the direction of the Board of Directors.  The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are the three standing committees of the Board of Directors.  The charters for the three standing Board committees are available at the “Investor Relations — Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee

In 2008, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chairperson of the Audit Committee, Ronald J. Krause and Harold D. Marshall.  The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.  The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Mr. Thomas A. Akin has the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations.  The Audit Committee met four times during 2008.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices.  The specific responsibilities of the Audit Committee include:

•

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

•

Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

•

Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

•

Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

•

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

•

Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•

Reviewing periodically with the Chief Compliance Officer legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

•

Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

•

Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee

In 2008, the Company’s Compensation Committee consisted of the following directors: Harold D. Marshall, Chairperson of the Compensation Committee, Ronald J. Krause, James C. Underwood and Thomas A. Akin.  The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.  The Compensation Committee met five times during 2008.

The specific responsibilities of the Compensation Committee include:

•

Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs, as necessary;

•

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

•

Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

•

Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

•

Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement; and

•

Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations.  The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Nominating and Governance Committee

In 2008, the Company’s Nominating and Governance Committee consisted of the following directors: Ronald J. Krause, Chairperson of the Nominating and Governance Committee, Harold D. Marshall, James C. Underwood and Thomas A. Akin.  The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.  The Nominating and Governance Committee met five times during 2008.

The specific responsibilities of the Nominating and Governance Committee include:

•

Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

•

Recommending individuals to fill vacancies on the Board of Directors;

•

Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

•

Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

•

Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

•

Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

•

Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

•

Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, New Braunfels, Texas 78130 or through the Company’s Ethics and Compliance Hotline at (877) 888-0002.  Interested parties may direct their input or suggestions to specific directors, Board committees, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics and Compliance Hotline at the number above.

Code of Conduct for Employees and Directors

The Company has adopted the Rush Driving Principles, a code of conduct, that applies to all Company officers, directors and employees.  The Rush Driving Principles is available at the “Investor Relations—Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer.  Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website, or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations — Corporate Governance” section of the Company’s website.  The Company will provide a copy of its Code of Ethics for Senior Financial Officers to any person, without charge, upon written request to Rush Enterprises, Inc., 555 IH-35 South, New Braunfels, Texas 78130, Attention: Chief Compliance Officer.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders.  The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors.  Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chairman, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders.  To comply with regulatory requirements, a majority of the Board members must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Company the opportunity to evaluate one another and potential Board service over a period of time.  With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate.  If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve.  The Nominating and Governance Committee conducts in-person interviews and may invite other Board members or senior Company officers or managers to interview the candidate to assess his or her overall qualifications.  In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof.

At the conclusion of this process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors.  The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors.  This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies.  Additionally, if a member of the Board of Directors changes jobs, he is required to submit a letter of resignation to the Chairman of the Board.  Upon submission of the letter of resignation, the remaining members of the Board of Directors shall consider whether to accept such director’s resignation based upon the circumstances surrounding such director’s job change.  Members of the Board of Directors that are elected or appointed after February 28, 2008 will be required to retire at age 72.

Effective February 27, 2009, Members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold 15,000 shares of the Company’s Common Stock. Each current director will be given five years to comply with these stock ownership guidelines and any new directors will be given five years from the date they are first appointed or elected to the Board of Directors to comply with these stock ownership guidelines. Until the stock ownership guideline is achieved, each director is encouraged to retain at least 25 percent of net shares obtained through the Company’s stock incentive plans. Net shares are the number of shares from the sale of stock options or the vesting of restricted stock, less the number of shares the director sells to cover any exercise price of equity awards or tax withholding obligations.

Meetings of the Board of Directors

During 2008, the Board of Directors met 12 times.  Each of the directors attended at least 75% of the meetings of the Board of Directors and committees of which he was a member.  The Board of Directors regularly schedules a Board meeting to occur the day of the Annual Meeting of Shareholders.  Although the Company has no formal policy on director attendance at Annual Meetings of Shareholders, this scheduling facilitates their attendance.  All of the directors in office at the time attended the Company’s 2008 Annual Meeting of Shareholders and all directors currently in office are expected to attend the 2009 Annual Meeting of Shareholders.

The non-management directors hold executive sessions at least two times per year following regularly scheduled Board meetings.  Different non-management directors preside over these executive sessions depending on the topics to be discussed.

Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for non-employee directors.  In approving non-employee director compensation, the Compensation Committee considers the significant amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members.  The Company’s executive officers do not make recommendations regarding the non-employee directors’ compensation.

The Company’s 2008 non-employee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and meeting fees, (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock, and (c) use of a Company-owned automobile.

Annual Retainer and Meeting Fees

The 2008 annual retainer and meeting fees were as follows:

•

Each non-employee director received an annual cash retainer of $30,000 for service on the Board of Directors;

•

The Chairperson of the Compensation Committee and the Chairperson of the Nominating and Governance Committee each received an additional annual cash retainer of $5,000. The Chairperson of the Audit Committee received an additional annual cash retainer of $10,000; and

•

Each non-employee director also received a fee of $1,500 for attendance at each meeting of the Board of Directors and an additional $1,500 for attendance at each meeting of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.

Stock Awards

Each non-employee director who served during 2008, except for Mr. Szczepanski, received an outright grant of 7,566 shares of the Company’s Class A Common Stock, valued at the time of grant of $125,000.  The stock awards were granted under the Amended and Restated 2006 Non-Employee Director Stock Option Plan.

Company Vehicle

In 2008, each non-employee director, except for Mr. Szczepanski, was granted use of a vehicle that was owned and insured by the Company.

Mr. Szczepanski was appointed to the Board of Directors on October 28, 2008 and only received fees for attending meetings of the Board of Directors in 2008.  Commencing in 2009, Mr. Szczepanski will be entitled to receive the Company’s standard non-employee director compensation.

2009 Compensation Decisions

The Compensation Committee reviewed and assessed the Company’s non-employee director compensation program in February 2009.  As a result of this review, the Board approved numerous changes to the Company’s non-employee director compensation program to be effective for the 2009 fiscal year, including a reduction in the value of the annual stock award from $125,000 to $100,000 and a reduction in meeting fees from $1,500 to $1,000 for each meeting of the Board of Directors and its three standing committees.

The following table provides information of compensation paid to our non-employee directors that served during 2008:

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All other Compensation ($)(2)	Total ($)
W. Marvin Rush(3)	—	—	—	—
W.M. “Rusty” Rush(3)	—	—	—	—
Ronald J. Krause	71,000	125,000	16,593	212,593
Harold D. Marshall	69,500	125,000	61,348	255,848
Thomas A. Akin	76,000	125,000	9,456	210,456
James C. Underwood	48,000	125,000	7,614	180,614
Gerald R. Szczepanski(4)	3,000	—	—	3,000

(1)

The amounts reflect stock awards of the Company’s Class A Common Stock granted during 2008 under the Amended and Restated 2006 Non-Employee Director Stock Option Plan. The amounts listed are equal to grant date fair value of the respective stock award and the compensation cost recognized during 2008 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Notes 2 and 12 of the Notes to Consolidated Financial Statements of our 2008 Annual Report on Form 10-K, filed with the SEC on March 13, 2009. As of December 31, 2008, Mr. Krause held 120,000 Class A stock options, Mr. Marshall held 120,000 Class A stock options, and Mr. Akin held 90,000 Class A stock options, as adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)

The amounts reflect (a) for Mr. Krause the incremental cost of his personal use of a Company-owned vehicle during 2008; (b) for Mr. Marshall (i) the incremental cost of his personal use of a Company-owned vehicle during 2008, and (ii) the incremental cost of personal use of Company-owned aircraft by Mr. Marshall and his family members, totaling $45,232; (c) for Mr. Akin the incremental cost of his personal use of a Company-owned vehicle during 2008; and (c) for Mr. Underwood the incremental cost of his personal use of a Company-owned vehicle during 2008. Additionally, non-employee directors received automobile insurance under the Company’s fleet insurance policy during 2008. Because the Company did not incur any incremental costs in providing the insurance, no value is attributed to the non-employee directors for this perquisite in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation expense recognized by the Company for the automobile in 2008.

See footnote 4 of the 2008 Summary Compensation Table included in this proxy statement for a discussion of the calculation of the incremental cost of personal use of Company-owned aircraft.

(3)                                  Only non-employee directors are eligible to receive compensation for their service as a director of the Company.  Accordingly, W. Marvin Rush, the Company’s Chairman, and W.M. “Rusty” Rush, the Company’s President and Chief Executive Officer, are not entitled to any director compensation.  See the 2008 Summary Compensation Table for a discussion of W. Marvin Rush’s and W.M. “Rusty” Rush’s 2008 compensation.

(4)                                  Mr. Szczepanski was appointed to the Board of Directors on October 28, 2008.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the annual meeting.  E&Y, through the process of reauditing the Company’s 2000 and 2001 consolidated financial statements, has served as the Company’s independent public accounting firm for the fiscal years 2000 through 2008 and is considered by management of the Company to be well qualified.  If the shareholders do not ratify the appointment of E&Y, the Audit Committee may reconsider their appointment.

Representatives of E&Y will be present at the annual meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Audit Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements.  The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

•                                          Reviewed and discussed the audited financial statements with management;

•                                          Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•                                          Received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chairperson

Ronald J. Krause

Harold D. Marshall

Audit and Non-Audit Fees

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence.  The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed.  Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services.  Any services that would exceed preapproved cost levels under the policy would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2008, and fees billed for other services rendered by E&Y during those periods.  All of the fees presented below were preapproved by the Audit Committee.

	2007	2008
Audit Fees(1)	$380,000	$380,000
Audit-Related Fees(2)	16,200	—
Tax Fees (3)	128,500	162,750
All Other Fees(4)	2,500	—

Total	$527,200	$542,750

(1)                                  Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2007 and 2008, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2007 and 2008 and fees related to the audits of the Company’s internal control over financial reporting.

(2)                                  Audit-related fees for 2007 have been increased by $16,200 from those presented in the 2008 proxy statement to reflect additional inventory procedures provided by E&Y during 2007 and billed by E&Y after the mailing of the 2008 proxy statement.  There are no additional audit-related fees for professional services rendered by E&Y in 2007 that are not reported under “Audit Fees.”

(3)                                  Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(4)                                  All other fees for 2007 have been increased by $2,500 from those presented in the 2008 proxy statement to reflect other professional services provided by E&Y in 2007 and billed by E&Y after the mailing of the 2008 proxy statement.  These fees related to the preparation of Form S-8 filed in July 2007.

The Audit Committee has considered whether the non-audit services provided by E&Y, including the services rendered in connection with income tax consultation and preparation of the Form S-8, were compatible with maintaining E&Y’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of E&Y as the Company’s independent registered public accounting firm.

FURTHER INFORMATION

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR BOARD OF DIRECTORS

Set forth below is information with respect to each director, executive officer and director nominee of the Company as of March 31, 2009.

Name	Age	Position
W. Marvin Rush	70	Chairman and Director

W.M. “Rusty” Rush	50	President, Chief Executive Officer and Director

J.M. “Spike” Lowe, Jr.	65	Senior Vice President — Corporate Development

David C. Orf	59	Senior Vice President — Marketing, Fleets and Specialized Equipment Sales

Scott Anderson	51	Senior Vice President — Finance and Insurance

Daryl J. Gorup	60	Senior Vice President — Dealership Operations

Martin A. Naegelin, Jr.	45	Executive Vice President

James E. Thor	51	Senior Vice President — Retail Sales

Steven L. Keller	39	Vice President — Chief Financial Officer and Treasurer

Richard “Dick” Hall	70	Vice President — Insurance

Derrek Weaver	36	Chief Compliance Officer, Vice President — Legal Affairs and Secretary

Ronald J. Krause	81	Director

James C. Underwood	65	Director

Harold D. Marshall	73	Director

Thomas A. Akin	54	Director

Gerald R. Szczepanski	60	Director

W. Marvin Rush founded the Company in 1965.  He served as President from its inception until November 1995 when he began his service as Chairman of the Board of Directors and Chief Executive Officer of the Company.  In 2006, he resigned his position as Chief Executive Officer, but continues to serve as Chairman of the Board.  He served on the Peterbilt dealer council from 1984 until 1987 and was elected its Chairman in 1987.  He was active on the PacLease Executive Committee from 1989 until 1992 and was Chairman in 1992.  Other honors include the regional Peterbilt Dealer of the Year in 1986, 1987 and 1988, as well as the Midranger Dealer of the Year in 1989.  His highest Peterbilt honor was being named North American Peterbilt Dealer of the Year for 1993, 1994, 2000 and 2001.

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006.  Mr. W.M. “Rusty” Rush has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer.  Mr. W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company.

David C. Orf has served as Vice President of Marketing, Fleets and Specialized Equipment Sales of the Company since 1993, and was promoted to Senior Vice President in 1996.  Mr. Orf was the general manager of the Company’s Houston, Texas facilities until January 1996.  Prior to joining the Company, Mr. Orf served as the southeast regional manager of Peterbilt Motors Company, a division of PACCAR.

Scott Anderson has served as Vice President of Finance and Insurance of the Company since 2005 and was promoted to Senior Vice President in February 2006.  Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004.  He has over 25 years of experience in the commercial equipment finance industry.

Daryl J. Gorup has served as Senior Vice President of Dealership Operations of the Company since January 1997.  Prior to joining the Company, Mr. Gorup served for 15 years in various executive positions with Peterbilt Motors Company, including General Sales Manager.

Martin A. Naegelin, Jr. has served as Executive Vice President of the Company since March 2007.  He served as Vice President and Chief Financial Officer of the Company from January 1997 to March 2007.  Mr. Naegelin was promoted to Senior Vice President in December 2001 and was named Secretary and Treasurer of the Company and Executive Vice President of Rush Equipment Centers in March 2003.  Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc.  Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

James E. Thor has served as the Senior Vice President of Retail Sales of the Company since June 2004. Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company.  In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Steven L. Keller has served as Vice President, Chief Financial Officer and Treasurer of the Company since March 2007.  Mr. Keller has been intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes.  Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor’s of Business Administration in accounting from St. Mary’s University in San Antonio, Texas.

Richard “Dick” Hall has served as Vice President of Associated Acceptance, Inc., the Company’s insurance agency affiliate, since December 1992, when he joined the Company.  Mr. Hall was promoted to Vice President in 2003.  Prior to joining the Company, Mr. Hall worked for eight years as President and Director of Municipal Insurance Company of America, Elgin, Illinois, 15 years as President and Director of Northland Insurance Agency, Inc., a bank holding company in Chicago, Illinois, and he owned and operated an insurance school in San Antonio, Texas for six years.

Derrek Weaver has served as Chief Compliance Officer and Vice President of Legal Affairs of the Company since February 2005 and was named Secretary in February 2006.   Mr. Weaver is responsible for overseeing all legal matters pertaining to the Company, including general corporate compliance and governance matters, acquisitions and dispute resolution.  Prior to joining the Company, Mr. Weaver was an Associate Attorney at Fulbright & Jaworski L.L.P. in San Antonio, Texas from 2001 until he joined the Company.  Mr. Weaver received a B.S. in Mechanical Engineering from the University of Colorado at Boulder and a J.D., summa cum laude, from the Texas Tech University School of Law.

Ronald J. Krause has served as a director of the Company since June 1996.  Mr. Krause served as President of Associates Commercial Corp. from 1976 until 1981 and President and Chief Operating Officer of Associates First Capital Corp. from 1981 until his retirement in 1989.  Mr. Krause was Vice Chairman of the Board of Directors of Associates of North America from 1988 until 1989.

James C. Underwood was appointed to the Board of Directors on February 21, 2008.  Mr. Underwood is a career veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors.  In September 2000, Mr. Underwood became President and COO of General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States.  Mr. Underwood served as Vice Chairman of Isuzu Commercial Truck of America, Inc. from 2007 until his retirement on February 29, 2008.

Harold D. Marshall has served as a director of the Company since February 1999.  Mr. Marshall served as President, Chief Operating Officer and a director of Associates First Capital Corp. from May 1996 until his retirement in March 1999.  Mr. Marshall joined Associates First Capital Corp. in 1961 and organized their Transportation Division in 1974.  Mr. Marshall served as Vice Chairman of the American Trucking Association, Trustee of the American Trucking Association Foundation, and as a Trustee on the Board of Trustees of the Dallas Museum of Art.  Mr. Marshall currently serves as Trustee Emeritus of the Hudson Institute Board of Trustees.  Since his retirement in 1999, Mr. Marshall has devoted his time and attention to his personal investments.

Thomas A. Akin has served as a director of the Company since August 2004.  Mr. Akin worked in the audit department of E&Y from 1976 until 1989 and has served as the director of the audit department of Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas since 1991.  Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

Gerald R. Szczepanski was the co-founder, and former Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded, specialty retailer of casual clothing and accessories for teenagers.  Mr. Szczepanski is a director, Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Governance Committee of Game Stop Corp.

W.M. “Rusty” Rush is the son of W. Marvin Rush.  There are no other family relationships among the executive officers and directors of the Company.

All directors of the Company hold office until the next Annual Meeting of Shareholders and the election and qualification of their successors.  Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed and until his earlier resignation or removal in accordance with applicable law.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2008 Executive Compensation Decisions

The Company’s Compensation Committee evaluated and set 2008 executive compensation in the context of the Company’s financial performance and the current global economic recession.  The ongoing weakness in the U.S. economy and deteriorating credit markets continue to negatively impact consumer confidence and spending, and ultimately, the Company’s financial performance.  The Compensation Committee strives to ensure the Company’s executive compensation program remains fair, reasonable and competitive.  The Compensation Committee uses judgment and discretion rather than relying solely on a formula-driven framework and does not use highly leveraged incentives that drive risky short-term behavior.  Instead, the Compensation Committee aims to reward consistent and longer-term performance.  The Company’s equity incentive program, combined with the Company’s new executive officer stock ownership requirements, reward long-term stock performance.

The executive compensation program is designed to align the interests of the Company’s named executive officers with those of its shareholders.  Accordingly, the Company’s 2008 financial performance directly impacted the named executive officers’ compensation.

The most significant compensation decisions made in 2008 included the following:

•                                          Base salaries of the named executive officers remained unchanged;

•                                          Cash performance bonuses for the named executive officers were decreased by 33%, except for the Company’s Chief Financial Officer, whose cash performance bonus was decreased by 20%; and

•                                          Equity awards granted to the named executive officers were increased by approximately 10%, except for the Company’s Chief Financial Officer, whose aggregate equity awards were increased by approximately 100%.

The Compensation Committee believes that the increased level of equity awards will (a) preserve appropriate levels of retention incentives, and (b) further align the named executive officers’ long-term interests with those of the Company’s shareholders by encouraging the creation of long-term stock performance.  See “Compensation Program Components — Equity Incentive Award” for further discussion of the 2008 equity awards.

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to accomplish the following objectives:

•                                          To attract and retain motivated executives who substantially contribute to the Company’s long-term success and the creation of shareholder value;

•                                          To reward executives when the Company performs well financially, while not encouraging executives to take unnecessary risks that could threaten the long-term sustainability of the Company; and

•                                          To be competitive with the Company’s peers without establishing compensation targets at specific benchmark percentiles.

Within this framework, the Company strives to maintain executive compensation that is fair, reasonable and competitive with its peers.

Compensation Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses and equity incentive awards.  The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above.  In approving 2008 executive compensation, the Compensation Committee reviewed and considered, among other things:

•                                          Recommendations of the Company’s Chairman and Chief Executive Officer;

•                                          The Company’s overall financial and operating performance;

•                                          The responsibilities of the named executive officers;

•                                          Competitive pay information of the Company’s peers and other public survey data; and

•                                          Historical compensation levels and the value of equity awards granted in prior years.

Each of the named executive officers is a participant in the Company’s Executive Transition Plan.  For a further description of the benefits afforded the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change of Control Arrangements” section set forth below in this proxy statement.

Role of Compensation Consultant in Compensation Decisions

Periodically, the Compensation Committee will engage a compensation consultant to conduct a full assessment of the Company’s executive compensation program.  In 2007, the Compensation Committee engaged Longnecker & Associates (“Longnecker”), an independent compensation consultant, to review and assess the Company’s executive compensation program.  Longnecker’s objectives were to, among others: (a) gather comparative pay information from the Company’s peers and other published surveys, and (b) assess the competitiveness of the named executive officers’ individual pay components, as well as their total direct compensation.  Please refer to the “Benchmarking of Executive Compensation” section below for further discussion of Longnecker’s 2007 findings with respect to the competitiveness of the Company’s executive compensation program.

Longnecker has no other business relationships with the Company and received compensation from the Company only for the services it provided to the Compensation Committee with respect to certain compensation matters.

The Compensation Committee did not engage a compensation consultant in 2008, but instead continued to rely on Longnecker’s 2007 assessment.  The Compensation Committee believed that Longnecker’s 2007 assessment provided it with sufficient information in evaluating and determining 2008 compensation levels.  Notwithstanding, as part of Longnecker’s 2007 engagement, Longnecker reviewed the named executive officers’ 2008 equity incentive awards, which were made in March 2008.  As part of this review, Longnecker advised the Compensation Committee on the form and amount of the equity awards.

Role of Executive Officers in Compensation Decisions

The Company’s officers, including the Chairman and the Chief Executive Officer, regularly attend Compensation Committee meetings and, upon the Compensation Committee’s request, provide compensation and other related information to the Compensation Committee such as tally sheets.  W. Marvin Rush and W.M. “Rusty” Rush annually evaluate the performance of the other named executive officers.  Based on those evaluations and the other factors discussed above, they make a joint recommendation to the Compensation Committee regarding base salary levels, the amount of the annual cash performance bonus, and the form and amount of the equity incentive award granted to the named executive officers.  The Compensation Committee has complete discretion to approve, disapprove, or alter W. Marvin Rush’s and W.M. “Rusty” Rush’s compensation recommendations.

The Compensation Committee conducts an annual evaluation of the performance of W. Marvin Rush and W.M. “Rusty” Rush and makes determinations regarding their base salary, annual cash performance bonus and annual equity incentive award.

Benchmarking of Executive Compensation

As indicated above, one of the factors that the Compensation Committee considers in setting executive compensation is competitive pay information.  In 2007, Longnecker benchmarked each of the named executive officer’s base salary, total cash compensation (i.e., base salary, plus the annual cash performance bonus), equity incentive award, and total direct compensation (i.e., total cash compensation, plus the equity incentive award) against the Company’s peer group and other published survey data.  Compensation information for the Company’s peers was compiled from publicly available sources, including, in most cases, their most recently available annual proxy statements containing executive compensation information.

The peer group consisted of the following 14 companies:

• Accuride Corp	• Asbury Automotive Group Inc.
• Beacon Roofing Supply Inc.	• Briggs & Stratton
• Brightpoint Inc.	• Commercial Vehicle Group Inc.
• H&E Equipment Services Inc.	• Interline Brands Inc.
• Lithia Motors Inc.	• Nacco Industries
• Nash Finch Co	• Scansource Inc.
• Sonic Automotive Inc.	• Wabash National Corp

The above peer companies were selected by Longnecker, with the assistance of the Company, based upon their market capitalization, annual revenue and industry focus on distribution or the commercial vehicle market.  The Company elected not to use the peer group utilized in the Company’s performance graph for purposes of benchmarking executive compensation, as the Compensation Committee believes the above companies better represent the Company’s direct competitors for employee talent.

In addition to the above, Longnecker analyzed published survey data from the following sources:

•                                          Economic Research Institute, ERI Executive Compensation Assessor;

•                                          Watson Wyatt, Top Management Compensation - Industry Report;

•                                          Watson Wyatt, Top Management Compensation - Regression Analysis Report;

•                                          WorldatWork, Total Salary Increase Budget Survey; and

•                                          William Mercer, Executive Compensation Survey.

Longnecker did not apply a specific weighting to each data source when making compensation comparisons, nor did it favor one data source over the other.  Instead, Longnecker developed a “market consensus” based upon the compensation data derived from the peer group and the published survey data.

In 2007, based upon comparative pay information of the Company’s peer group and the published survey data referred to above, Longnecker and the Compensation Committee determined that the named executive officers’ (a) 2007 base salaries were closely aligned with the market 50th percentile, (b) 2007 total cash compensation (base salary, plus the annual cash performance bonus) was above the market 50th percentile, but below the market 75th percentile, (c) 2007 long-term equity awards were below the market 50th percentile, and (d) 2007 total direct compensation (total cash compensation, plus the equity incentive award) was slightly below the market 50th percentile.  Based upon these 2007 findings, together with the fact that executive compensation for the named executive officers did not increase in 2008, the Compensation Committee believes that the individual pay components and total direct compensation levels of the named executive officers in 2008 was fair, reasonable and aligned with competitive pay practices of the Company’s peer group and the published survey data.

Notwithstanding the above, the Compensation Committee does not target executive compensation to specific percentiles.  Instead, the Compensation Committee approves individual pay components and total direct compensation levels using an approach that focuses on the Compensation Committee’s judgment and discretion as to the overall fairness of the named executive officers’ compensation.  The 2007 benchmark analyses provided the Compensation Committee the framework necessary to make these fairness determinations in 2008, as well as to assist them in determining whether such compensation levels will accomplish the objectives of the executive compensation program.

Compensation Program Components

The Company’s executive compensation program is comprised of the following four primary components:

•                                          Base salary;

•                                          Cash performance bonuses;

•                                          Equity incentive awards; and

•                                          Employee benefits and other perquisites.

The Company does not have a specific policy, practice or formula regarding the allocation of total compensation between (a) base salary and equity incentive awards, (b) cash performance bonus and equity incentive awards or (c) total cash compensation and equity incentive awards.

Base Salary

The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.  Base salaries provide officers with a predictable level of income and help achieve the objectives outlined above.

Generally, the Compensation Committee reviews the named executive officers’ base salary levels every other year to ensure that they are competitive within a range that the Compensation Committee considers to be necessary or appropriate.  In 2008, the Compensation Committee did not increase the named executive officers’ base salary.  W. Marvin Rush’s base salary has remained unchanged since 2004, and W.M. “Rusty” Rush’s base salary has remained unchanged since he was appointed Chief Executive Officer in February 2006.

The named executive officers’ rate of base salaries in 2007 and 2008 were as follows:

Named Executive Officer	Base Salary as of 12/31/07 and 12/31/08 ($)
W. Marvin Rush, Chairman	900,000
W.M. “Rusty” Rush, President and Chief Executive Officer	584,040
Martin A. Naegelin, Jr., Executive Vice President	345,000
Daryl J. Gorup, Senior Vice President – Dealership Operations	290,400
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	200,000

Cash Performance Bonus

The named executive officers are eligible to earn an annual cash performance bonus based upon the Company’s financial and operational achievements during the prior year and historical compensation levels.  Performance bonuses are used to focus management on achieving key corporate financial and operating objectives and to reward achievement of financial and operating objectives.  Performance bonuses are traditionally paid on March 15th of the year following the year in which they are earned.

W. Marvin Rush and W.M. “Rusty” Rush make a joint recommendation to the Compensation Committee regarding the amount of the named executive officers’ performance bonuses.  The Compensation Committee has discretion to approve, disapprove or alter this joint recommendation.  With input from W. Marvin Rush and W.M. “Rusty” Rush, the Compensation Committee evaluates the performance of the Company as a whole.  Based on these evaluations and W. Marvin Rush and W.M. “Rusty” Rush’s joint recommendation with respect to the named executive officers, the Compensation Committee determines the amount of each named executive officer’s performance bonus.  The entire Board of Directors ratifies W. Marvin Rush’s and W.M. “Rusty” Rush’s annual performance bonus.

In 2007 and 2008, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2007 Cash Bonus ($)	2008 Cash Bonus ($)	Percentage Change
W. Marvin Rush, Chairman	653,000	438,000	(33)%
W.M. “Rusty” Rush, President and Chief Executive Officer	870,000	583,000	(33)%
Martin A. Naegelin, Jr., Executive Vice President	260,000	175,000	(33)%
Daryl J. Gorup, Senior Vice President – Dealership Operations	210,000	141,000	(33)%
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	125,000	100,000	(20)%

The 2008 cash performance bonuses were based upon the Company’s 2008 “income before taxes.”  The Compensation Committee believes that “income before taxes” provides a direct link between an officer’s compensation and the Company’s financial performance, causing the officers’ compensation to fluctuate with the Company’s financial performance.  The Company’s income before taxes for the 2008 fiscal year decreased approximately 44% from the 2007 fiscal year, to $28.9 million in 2008 from $51.5 million in 2007.

Based on these financial results, the Compensation Committee arbitrarily reduced cash performance bonuses of each of the named executive officers, except for Mr. Keller, by approximately 33% in 2008.  Mr. Keller’s performance bonus was decreased 20% in 2008.

Traditionally, performance bonuses are increased or decreased by an arbitrary percentage that is less than the actual percentage that “income before taxes” increased or decreased from the prior fiscal year.  The decision to reduce Mr. Keller’s performance by a lower percentage than the other named executive officers was due to (a) his increased responsibilities and contributions to the Company as Chief Financial Officer, a position he has held since March 2007, and (b) Mr. Keller’s total cash compensation being below the market 50th percentile, in accordance with the comparative pay information compiled by Longnecker in 2007.  The 2008 cash performance bonuses were not based upon a formula-driven framework or specific benchmark percentiles.  Instead the amount of the bonuses was based upon the Compensation Committee’s judgment and discretion as to the overall fairness of the named executive officers’ cash performance bonuses.

Equity Incentive Award

The Company annually grants equity incentive awards to key employees, including the named executive officers, to (a) allow such employees to participate in the Company’s profitability and long-term growth, (b) maximize retention leverage and (c) align such employees’ interests with those of the

Company’s shareholders.  Equity awards are typically awarded on March 15th of each year, unless that date falls on a weekend, pursuant to the terms of the Company’s 2007 Long-Term Incentive Plan.  The Compensation Committee administers the 2007 Long-Term Incentive Plan, which includes without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 Long-Term Incentive Plan.

Prior to 2008, the Company granted equity awards only in the form of stock options.  However, as a result of Longnecker’s recommendation, the Compensation Committee began granting equity awards in the form of stock options and time-vested restricted stock awards in 2008.  In light of the retention incentive of time-vested restricted stock, market pressures associated with the general trend toward granting restricted stock in lieu of stock options, and employees’ general perceived value of restricted stock, the Compensation Committee has presently determined granting a combination of restricted stock and stock options will more effectively achieve the Company’s executive compensation objectives.

Under the terms of the 2007 Long-Term Incentive Plan, the Compensation Committee may grant equity awards for shares of the Company’s Class A and Class B Common Stock.  Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share.  Since 2007, the Company has granted equity awards for Class A Common Stock, in lieu of Class B Common Stock.  The Compensation Committee retains discretion to grant equity awards for Class B Common Stock in the future to ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company and other key suppliers of the Company, as further discussed in our public filings with the SEC.

Equity awards are granted at fair market value on the date of grant.  Fair market value is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market.  All equity awards to our directors and employees, including the named executive officers, have been granted and reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in FAS 123R.  Generally, stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years.  Restricted stocks awards issued by the Company generally vest in one-third increments beginning on the first anniversary of the grant date.  The vesting schedules of the equity awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2007 and 2008, the Compensation Committee approved the following Class A stock options and restricted stock awards to the named executive officers:

	2007 Equity Awards			2008 Equity Awards
Named Executive Officer	Options (#)	Restricted Stock (#)	Aggregate Grant Date Fair Value ($)(1)	Options (#)	Restricted Stock (#)	Aggregate Grant Date Fair Value ($)(1)	Percentage Change(2)
W. Marvin Rush, Chairman	60,000	—	317,580	40,000	8,000	348,800	9.8%
W.M. “Rusty” Rush, President and Chief Executive Officer	75,000	—	396,975	50,000	10,000	436,000	9.8%
Martin A. Naegelin, Jr., Executive Vice President	30,000	—	158,790	20,000	4,000	174,400	9.8%
Daryl J. Gorup, Senior Vice President – Dealership Operations	21,450	—	113,535	14,300	2,860	124,696	9.8%
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	4,125	—	21,834	5,100	1,020	44,472	103.7%

(1)           The amounts reflect the aggregate grant date fair value of stock options granted in 2007 and stock options and restricted stock awards granted in 2008, computed in accordance with FAS 123R, except no assumptions for forfeitures were included.  A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 12 of the Notes to Consolidated Financial Statements of our 2008 Annual Report on Form 10-K filed with the SEC on March 13, 2009.

(2)           Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2008, as compared to 2007.

In determining the amount of equity awards to grant the named executive officers in 2008, the Compensation Committee considered the following factors:

•                                          Longnecker’s recommendations as to the form and amount of equity awards;

•                                          Recommendations of the Company’s Chairman and Chief Executive Officer;

•                                          Competitive pay information of the Company’s peers and other public survey data; and

•                                          The value of equity awards granted in prior years.

The amount of the 2008 equity awards were not based upon a formula-driven framework or specific benchmark percentiles.  Instead, the amount was based upon the Compensation Committee’s judgment and discretion, after consultation with Longnecker, as to (a) the overall fairness of the named executive officers’ long-term equity award and total direct compensation in 2008, and (b) appropriate levels of retention incentives.

Mr. Keller’s 2008 aggregate equity awards were increased significantly more than the other named executive officers as a result of (a) his increased responsibilities and contributions to the Company as Chief Financial Officer, and (b) his 2007 equity awards being below the market 50th percentile, in accordance with the comparative pay information compiled by Longnecker in 2007.  Additionally, in light of the decline in retention value of the named executive officers’ outstanding stock option awards as a result of the significant reduction in the Company’s stock price, the Compensation Committee deems the level of equity awards in 2008 to be fair and further align the long-term interests of such officers with those of the Company’s shareholders.

As discussed above, the Company typically grants equity awards to its employees, including the named executive officers, on March 15th of each year.  However, the Company may grant equity awards at other times during the year for legitimate business purposes, including without limitation, upon employment of new hires.  The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation.  Notwithstanding the foregoing, in the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with Company executives and counsel whether to delay the grant of such equity awards in order to avoid any potential impropriety.

The Board of Directors of the Company believes that executive officers should own and hold Common Stock of the Company to further align their interests and actions with the interests of the Company’s shareholders.  Therefore, the Board of Directors adopted Executive Officer Stock Ownership Guidelines in February 2009.  Pursuant to such guidelines, the Chairman and the Chief Executive Officer are expected to own and hold 100,000 shares and the other executive officers of the Company are expected to own and hold 10,000 shares within five years of the adoption of such guidelines or within five years of his or her appointment as an executive officer of the Company.  Until the applicable stock ownership level is achieved, an executive officer is encouraged to retain at least 25 percent of the net shares obtained through the Company’s stock incentive plans.  Net shares are the number of shares realized from the sale of stock options or the vesting of restricted stock, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in the Company’s flexible benefits plans that are generally available to all employees.  Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance and other similar benefits.  Additionally, employees are entitled to vacation, sick leave and other paid holidays.  The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and its shareholders.

401(k) Plan

The Company maintains a 401(k) plan for all Company employees, including the named executive officers, as a source of retirement income.  Each employee who has completed 90 days of continuous service is eligible to participate in the 401(k) plan.  Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code.  However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation.  During 2008, for the first 10% of pay contributed under the plan, the Company contributed to the plan an amount equal to (i) 25% of the employee’s contributions for those employees with less than five years of service, and (ii) 50% of the employee’s contributions for those employees with more than five years of service.  The Company temporarily suspended its policy of matching employee’s 401(k) contributions on March 10, 2009.  For further information on the named executive officers’ participation in the 401(k) plan, please refer to the Summary Compensation Table contained in this proxy statement.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of the Company’s Class A Common Stock.  The employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by The NASDAQ® Global Select Market.  Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including:

•                                          Annual physical;

•                                          Automobile and gasoline allowances;

•                                          Reserved parking;

•                                          Company-paid long-term disability insurance; and

•                                          Rewards points earned from purchases made on Company credit cards.

In addition to the above perquisites, W. Marvin Rush and W.M. “Rusty” Rush are (a) provided automobile insurance under the Company’s fleet insurance policy, (b) allowed personal use of the Company’s ranch when it is not being used for Company business, (c) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business, and (d) provided term life insurance, the premiums of which are paid by the Company.  The Company also pays the premiums on W. Marvin Rush’s medical, dental and vision insurance, premiums on an umbrella insurance policy, and the monitoring costs of his home security system.  The Company provides W.M. “Rusty” Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance), and pays the premiums on a universal whole life insurance policy on which W.M. “Rusty” Rush is named the sole beneficiary and which covers the life of W. Marvin Rush.  Additionally, certain employees of the Company perform personal services exclusively for W. Marvin Rush.  However, the costs associated with these employees, including salaries and benefits, are deducted from W. Marvin Rush’s after tax income each pay period.  Other named executive officers are also generally permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers by offering compensation opportunities consistent with its peers.  The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation.  In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits.  For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2008 Summary Compensation Table set forth below in this proxy statement.

Indemnity Agreements

The Company has entered into indemnity agreements with all of its directors and executive officers, including the named executive officers.  These agreements provide that the Company will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to the Company.  Additionally, the indemnity agreements require the Company to maintain director and officer liability insurance.

Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to certain senior executives of the Company.  However, compensation that is performance-based is excluded from this $1,000,000 limitation and is deductible by the Company.

In formulating the executive compensation program, the Compensation Committee gives consideration to the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits.  However, the Compensation Committee also considers other factors which, depending upon the circumstances, may outweigh tax considerations.  The Compensation Committee reserves the right to approve non-deductible compensation if it deems it to be in the Company’s and its shareholders’ best interest.

2009 Compensation Decisions

On March 13, 2009, the following Class A stock options were granted to the named executive officers:

Named Executive Officer	Option Awards (#)
W. Marvin Rush, Chairman	60,000
W.M. “Rusty” Rush, President and Chief Executive Officer	75,000
Martin A. Naegelin, Jr., Executive Vice President	30,000
Daryl J. Gorup, Senior Vice President – Dealership Operations	21,450
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	12,000

These stock options have an exercise price equal to the closing sale price of the Company’s Class A Common Stock on March 13, 2009, or $7.67 per share, and vest in three equal annual installments beginning on the third anniversary of their grant date.

On March 13, 2009, the following Class A restricted stock awards were granted to the named executive officers:

Named Executive Officer	Restricted Stock Awards (#)
W. Marvin Rush, Chairman	12,000
W.M. “Rusty” Rush, President and Chief Executive Officer	15,000
Martin A. Naegelin, Jr., Executive Vice President	6,000
Daryl J. Gorup, Senior Vice President – Dealership Operations	4,290
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	2,400

These restricted stock awards vest in three equal annual installments beginning on the first anniversary of their grant date.

The Compensation Committee intends to continue its strategy of compensating the named executive officers through programs that emphasize a balance between base salary and performance-based compensation, with the ultimate goal of enhancing shareholder value through attracting and retaining the highest quality executives and aligning the interests of those executives with the Company’s shareholders.  To that end, a significant portion of executive compensation will continue to be tied to Company performance, while maintaining an appropriate balance between cash and non-cash compensation and not encouraging executives to take unnecessary risks that could threaten the long-term sustainability of the Company.

The foregoing discussion described the compensation philosophies, principles and practices the Compensation Committee utilized in setting executive compensation for the 2008 fiscal year.  In the future, as the Committee continues to review each element of the executive compensation program, these philosophies, principles and practices may change.

2008 Summary Compensation Table

				Stock	Option	All Other
				Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(2)	($)(3)		Total ($)
W. Marvin Rush,	2008	900,000	438,000	124,160	314,607	379,194	(4)	2,155,961
Chairman	2007	900,000	653,000	—	417,133	254,759		2,224,892
	2006	900,000	750,000	—	379,954	318,171		2,348,125
W.M. “Rusty” Rush,	2008	584,040	583,000	43,111	254,589	226,713	(5)	1,691,453
President and Chief	2007	584,040	870,000	—	199,559	229,928		1,883,527
Executive Officer	2006	550,700	1,000,000	—	152,769	211,185		1,914,654
Martin A. Naegelin, Jr.,	2008	345,000	175,000	17,244	95,306	30,611	(6)	663,161
Executive Vice President	2007	304,208	260,000	—	78,442	61,207		703,857
	2006	248,200	255,000	—	58,160	47,740		609,100
Daryl J. Gorup,	2008	290,400	141,000	36,989	189,597	27,168	(7)	685,154
Senior Vice President –	2007	272,800	210,000	—	118,678	24,391		625,869
Dealership Operations	2006	264,000	240,000	—	80,394	22,122		606,516
Steven L. Keller,	2008	200,000	100,000	4,397	18,907	26,252	(8)	349,556
Vice President – Chief	2007	159,042	125,000	—	14,886	23,328		322,256
Financial Officer and Treasurer	2006	—	—	—	—	—		—

(1)           Except as provided herein, the (i) 2008 amounts reflect cash performance bonuses paid in 2009, based upon 2008 performance, (ii) 2007 amounts reflect cash performance bonuses paid in 2008, based upon 2007 performance, and (ii) 2006 amounts reflect cash performance bonuses paid in 2007, based upon 2006 performance.

(2)           For 2008, these amounts reflect the compensation expense recognized by the Company during 2008 for financial statement reporting purposes in accordance with FAS 123R, except no assumptions for forfeitures were included, and includes stock option awards granted in 2003, 2004, 2005, 2006, 2007 and 2008 and restricted stock awards in 2008.  Additional information regarding the calculation of such compensation expense is set forth in Notes 2 and 12 of the Notes to Consolidated Financial Statements of our 2008 Annual Report on Form 10-K, filed with the SEC on March 13, 2009.  All equity awards were granted under the 2007 Long-Term Incentive Plan.

For 2007, these amounts reflect the compensation expense recognized by the Company during 2007 for financial statement reporting purposes in accordance with FAS 123R, except no assumptions for forfeitures were included, and includes stock option awards granted in 2002, 2003, 2004, 2005, 2006 and 2007.  Additional information regarding the calculation of such compensation expense is set forth in Notes 2 and 12 of the Notes to Consolidated Financial Statements of our 2007 Annual Report on Form 10-K, filed with the SEC on March 13, 2008.  All stock options were granted under the 2007 Long-Term Incentive Plan.

For 2006, these amounts reflect the compensation expense recognized by the Company during 2006 for financial statement reporting purposes in accordance with FAS 123R, except no assumptions for forfeitures were included, and includes stock option awards granted in 2001, 2002, 2003, 2004, 2005, and 2006.  Additional information regarding the calculation of such compensation expense is set forth in Notes 2 and 13 of the Notes to Consolidated Financial Statements of our 2006 Annual Report on Form 10-K, filed with the SEC on March 15, 2007.  All stock options were granted under the 1996 Long-Term Incentive Plan.

(3)           The value of perquisites and other personal benefits reported in a named executive officer’s W-2 may not necessarily reflect the value reported in this column, due to applicable Internal Revenue Service guidelines.

(4)                                  This amount reflects (i) the cost of term life insurance premiums paid by the Company on behalf of W. Marvin Rush totaling $26,157; (ii) the cost of an annual physical; (iii) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W. Marvin Rush; (iv) the cost of premiums on an umbrella insurance policy paid by the Company on behalf of W. Marvin Rush; (v) the cost of long-term disability insurance premiums paid by the Company on behalf of W. Marvin Rush; (vi) the cost of monitoring a home security system at W. Marvin Rush’s primary residence; (vii) rewards points earned from purchases on Company credit cards totaling $28,762; (viii) matching contributions to the Company’s 401(k) plan totaling $7,750; (ix) an automobile allowance of $40,200; (x) a gas allowance; (xi) the incremental cost of personal use of the Company-owned aircraft totaling $202,413; and (xii) the incremental cost of personal use of the Company’s ranch totaling $38,300.  Additionally, Mr. Rush’s personal automobile was covered under the Company’s fleet insurance policy and he received reserved parking at the Company’s offices during 2008.  Because the Company did not incur any incremental costs in connection with these two perquisites there is no value attributed to them in the table.

The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost.  This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs.  Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses.  On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight.  No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $50.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

Rewards points earned by a named executive officer from purchases on Company credit cards is calculated by multiplying the number of points received by such named executive officer by $.005, which is the rate that participants in American Express’s® Membership Rewards Program® may redeem points for travelers cheques.  American Express® will redeem 20,000 points in exchange for a $100 travelers cheque.

The value of all other perquisites is based upon the Company’s actual costs.  The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(5)                                  This amount reflects (i) the cost of term life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $3,600; (ii) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (iii) rewards points earned from purchases on Company credit cards; (iv) matching contributions to the Company’s 401(k) plan totaling $7,750; (v) the incremental cost of personal use of a Company-owned automobile; (vi) a gas allowance; (vii) the incremental cost of personal use of the Company-owned aircraft totaling $111,949; (viii) the incremental cost of personal use of the Company’s ranch; and (ix) the cost of universal whole life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $51,774.  The universal whole life insurance policy is on the life of W. Marvin Rush, and W.M. “Rusty” Rush is the sole beneficiary.  The purpose of this policy is to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father’s death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company’s Common Stock to pay such estate taxes.  Additionally, W.M. “Rusty” Rush received automobile insurance under the Company’s fleet insurance policy and reserved parking at the Company’s offices during

2008.  Because the Company did not incur any incremental costs in connection with these two perquisites there is no value attributed to them in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2008.

(6)                                  This amount reflects (i) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Naegelin; (ii) rewards points earned from purchases on Company credit cards; (iii) matching contributions to the Company’s 401(k) plan totaling $7,750; (iv) an automobile allowance; and (v) a gas allowance.  Mr. Naegelin also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(7)                                  This amount reflects (i) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Gorup; (ii) matching contributions to the Company’s 401(k) plan totaling $10,250; (iii) an automobile allowance; (iv) a gas allowance; and (v) rewards points earned from purchases on Company credit cards.  Mr. Gorup also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(8)                                  This amount reflects (i) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller; (ii) matching contributions to the Company’s 401(k) plan totaling $7,750; (iii) an automobile allowance; (iv) a gas allowance, and (v) rewards points earned from purchases on Company credit cards.  Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W. Marvin Rush	3/15/08	3/5/08				124,160
	3/15/08	3/5/08	8,000	40,000	15.52	224,640
W. M. “Rusty Rush	3/15/08	3/5/08				155,200
	3/15/08	3/5/08	10,000	50,000	15.52	280,800
Martin A. Naegelin, Jr.	3/15/08	3/5/08				62,080
	3/15/08	3/5/08	4,000	20,000	15.52	112,320
Daryl J. Gorup	3/15/08	3/5/08				44,387
	3/15/08	3/5/08	2,860	14,300	15.52	80,309
Steven L. Keller	3/15/08	3/5/08				15,830
	3/15/08	3/5/08	1,020	5,100	15.52	28,642

(1)           The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)           The amounts reflect the annual Class A stock option and Class A restricted stock awards, as applicable, to the named executive officers under the 2007 Long-Term Incentive Plan.  The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years.  The restricted stocks awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)           The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)           The amounts reflect the aggregate grant date fair value of the stock option and restricted stock awards for 2008, as applicable, computed in accordance with FAS 123R, except no assumptions for forfeitures were included.  A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 12 of the Notes to Consolidated Financial Statements of our 2008 Annual Report on Form 10-K, filed with the SEC on March 13, 2009.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)
		Number of		Number of
		Securities		Securities				Stock Awards
		Underlying		Underlying					Market
		Unexercised		Unexercised				Number of	Value of
		Options(#)		Options(#)				Shares of	Shares of
		Exercisable		Unexercisable				Stock That	Stock That
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date	Have Not Vested (#)(3)	Have Not Vested ($)(4)
W. Marvin Rush	3/15/2003		24,999			2.49	3/15/2013
	3/15/2004		11,750		11,750	7.95	3/15/2014
	3/15/2005	15,000		30,000		10.51	3/15/2015
	3/15/2006			45,000		12.91	3/15/2016
	3/15/2007			60,000		12.77	3/15/2017
	3/14/2008			40,000		15.52	3/15/2018
	3/14/2008							8,000	68,560
W.M. “Rusty” Rush	3/15/2000	5,025	780			2.33	3/15/2010
	3/15/2001	14,201	14,201			1.38	3/15/2011
	3/15/2002	17,250	10,749			2.35	3/15/2012
	3/15/2003		42,996			2.49	3/15/2013
	3/15/2004		20,000		10,000	7.95	3/15/2014
	3/15/2005	15,000		30,000		10.51	3/15/2015
	3/15/2006			45,000		12.91	3/15/2016
	3/15/2007			75,000		12.77	3/15/2017
	3/14/2008			50,000		15.52	3/15/2018
	3/14/2008							10,000	85,700
Martin A. Naegelin, Jr.	3/15/2002	3,502	3,502			2.35	3/15/2012
	3/15/2003	18,000				2.43	3/15/2013
	3/15/2004	9,000		4,500		7.97	3/15/2014
	3/15/2005	5,500		11,000		10.51	3/15/2015
	3/15/2006			16,500		12.91	3/15/2016
	3/15/2007			30,000		12.77	3/15/2017
	3/14/2008			20,000		15.52	3/15/2018
	3/14/2008							4,000	34,280
Daryl L. Gorup	3/15/2003	10,500				2.43	3/15/2013
	3/15/2004	5,250		5,250		7.97	3/15/2014
	3/15/2005	6,500		13,000		10.51	3/15/2015
	3/15/2006			19,500		12.91	3/15/2016
	3/15/2007			21,450		12.77	3/15/2017
	3/14/2008			14,300		15.52	3/15/2018
	3/14/2008							2,860	24,510
Steven L. Keller	3/15/2002	877	877			2.35	3/15/2012
	3/15/2003	3,501				2.43	3/15/2013
	3/15/2004	1,750		875		7.97	3/15/2014
	3/15/2005	1,250		2,500		10.51	3/15/2015
	3/15/2006			3,750		12.91	3/15/2016
	3/15/2007			4,125		12.77	3/15/2017
	3/14/2008			5,100		15.52	3/15/2018
	3/14/2008							1,020	8,741

(1)           To the extent applicable, all stock options and exercise prices reported in the table have been adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)                                  For better understanding of the table, an additional column showing the grant date of the equity awards has been included.  All stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years.  All restricted stocks awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)           The amounts reflect restricted stock awards for the Company’s Class A Common Stock.

(4)           The market value of Class A restricted stock grants is determined using the closing market price of $8.57 per share for our Class A Common Stock on December 31, 2008, the last business day of the 2008 fiscal year.  The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2008 Option Exercises and Stock Vested

During 2008, none of the named executive officers exercised any stock options or had any shares of restricted stock vest.

Severance and Change of Control Arrangements

Executive Transition Plan

On July 23, 2008, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, adopted the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”).  The Transition Plan replaced all existing employment agreements with the Company.  As a condition to participation in the Transition Plan, each participant agreed to terminate any existing employment agreement with the Company.  The Company’s named executive officers, as well as other key employees, are all participants in the Transition Plan.

Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2, Level 3 or Level 4.  The Company’s named executive officers have been selected to participate in the Transition Plan at the following levels:

Level
W. Marvin Rush	1
W.M. “Rusty” Rush	1
Martin A. Naegelin, Jr.	2
Daryl J. Gorup	2
Steven L. Keller	2

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

•                                          Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

•                                          Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	4 times base salary	4 times base salary	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)           All severance payments under the Transition Plan are subject to the participant’s continuing compliance with non-competition, non-solicitation and confidentiality covenants following his or her termination.  The term of the non-competition and non-solicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever.  Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits, and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)           All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and half months following the fiscal year in which the Level 1 participant is Involuntarily Terminated.  Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was Involuntarily Terminated.

(3)           If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and are entitled to receive COBRA continuation coverage.

(4)           If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant; provided that no participant’s participation in the Transition Plan may be terminated within two years after a “Change in Control” of the Company without the participant’s prior written consent.

The change of control payments and benefits due to participants in the Transition Plan were set in the Compensation Committee’s judgment and discretion and not upon a formula-driven framework.  These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Internal Revenue Code.  The Compensation Committee believes that the tax gross-up provisions are appropriate to ensure that participants receive the full value of the payments and benefits available under these arrangements.

The Compensation Committee did not consider the payout terms of the change of control arrangements in approving the named executive officers’ individual pay components or total direct compensation levels in 2008.

Key definitions used in the Transition Plan include the following:

•              “Involuntary Termination” means termination of a participant’s employment with the Company (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

•              “Cause” means a (a) conviction or plea of guilty or nolo contendre to a felony or other crime involving moral turpitude; (b) commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

•              “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

•              “Good Reason” means (a) a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) a reduction in the participant’s annual base salary; (c) following a Change in Control (as defined below), a reduction in the participant’s target incentive award opportunities; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than fifty miles from the current location; (e) in connection with a Change in Control, a successor or acquiring company failing to assume the obligations of the Transition Plan; or (f) with respect to a Level 1 or Level 2 participant, following a Change in Control a Level 1 or Level 2 participant disagrees with the philosophy or policies of the successor or acquiring company.  The Company has 30 days to cure any act or omission that the participant deems to constitute Good Reason.

•              “Change in Control” means the occurrence of any of the following: (a) any person (other than W. Marvin Rush, W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity; (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (e) any other transaction or event occurs that is resolved by the Company’s Board of Directors to be a “Change in Control” for purposes of the Transition Plan.

•              “Incumbent Director” means (a) any member of the Company’s Board of Directors on March 31, 2008 or (b) any individual appointed or elected to Company’s Board of Directors after March 31, 2008 if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 Long-Term Incentive Plan, the Company’s 1996 Long-Term Incentive Plan and the related forms of stock option agreements and restricted stock award agreements, as applicable (collectively, “Incentive Plans”), unvested equity awards are subject to a modified vesting schedule upon the “Retirement” (as defined below), death or disability of a participant, including each named executive officer.  Upon Retirement, a named executive officer’s unvested stock options and restricted stock awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company.  Upon death or disability, a named executive officer’s unvested stock options and restricted stock awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of 60.

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a “change of control” of the Company, pursuant to the terms of the Transition Plan and the Incentive Plans.

2008 POTENTIAL PAYMENTS UPON TERMINATION (1)

Name	Benefit	Involuntary Termination absent a Change in Control ($)		Involuntary Termination upon a Change of Control ($)		Death/ Disability ($)		Retirement ($)
W. Marvin Rush	Cash payments	3,600,000	(2)	3,600,000	(2)	—		—
	Acceleration of equity awards	—		71,415	(3)	71,415	(3)	71,415	(4)
	Continuation of life and health insurance	234,008	(5)	234,008	(5)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		3,834,008		3,905,423		71,415		71,415

W.M. “Rusty” Rush	Cash payments	2,336,160	(2)	2,336,160	(2)	—		—
	Acceleration of equity awards	—		88,130	(3)	88,130	(3)	—
	Continuation of life and health insurance	272,796	(5)	272,796	(5)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		2,608,956		2,697,086		88,130		—

Martin A. Naegelin, Jr.	Cash payments	432,500	(7)	1,210,000	(8)	—		—
	Acceleration of equity awards	—		36,967	(3)	36,967	(3)	—
	Continuation of life and health insurance	9,905	(9)	19,810	(10)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		442,405		1,266,777		36,967		—

Daryl J. Gorup	Cash payments	360,900	(7)	1,060,800	(8)	—		—
	Acceleration of equity awards	—		27,644	(3)	27,644	(3)	—
	Continuation of life and health insurance	26,420	(9)	52,840	(10)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		387,320		1,141,284		27,644		—

Steven L. Keller	Cash payments	250,000	(7)	650,000	(8)	—		—
	Acceleration of equity awards	—		9,264	(3)	9,264	(3)	—
	Continuation of life and health insurance	9,815	(9)	19,630	(10)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		259,815		678,894		9,264		—

(1)           Amounts reflected in the table were calculated assuming a December 31, 2008 termination date, which was the last business day of the 2008 fiscal year.  Each named executive officer is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for “Cause.”  These amounts include base salary, unused vacation pay and other benefits entitled to under applicable employee benefit plans, and are not reflected in the table.  The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the named executive officers are estimated to receive upon termination.  The named executive officers are not entitled to any Additional Compensation in the event they are terminated for “cause.”  The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

As used in this table and in the Transition Plan, “Involuntary Termination” means termination of the named executive officers employment with the Company (a) by the Company for any reason other than “Cause” (as defined above), death, or “Disability” (as defined above); or (b) by the named executive officer “Good Reason” (as defined above).

(2)           The amount reflects four times the respective named executive officer’s current rate of base salary.

(3)           The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination.  This value is based upon the closing market price of the Company’s Class A and Class B Common Stock, as applicable, on December 31, 2008 of $8.57 and $8.19, respectively, but it excludes stock options where the exercise price exceeds the closing market price of our Class A and Class B Common Stock on December 31, 2008.

(4)           The amount reflects the value of unvested equity awards held by W. Marvin Rush on December 31, 2008 that would generally continue to vest upon “retirement” in accordance with their original vesting schedule.  This value is based upon the closing sale price of the Company’s Class A and Class B Common Stock, as applicable, on December 31, 2008 of $8.57 and $8.19, respectively, but it excludes stock options where the exercise price exceeds the closing market price of our Class A and Class B Common Stock on December 31, 2008.  None of the other named executive officers have met the age limit to qualify for this benefit under the Incentive Plans.

(5)           The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months.  These estimated costs were based upon the Company’s actual costs in providing the benefits in 2008.

(6)           It is not anticipated that a Section 280G excise tax gross-up payment would be required assuming termination at December 31 2008.  The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make.

(7)           The amount reflects the sum of (a) one times the respective named executive officer’s current rate of base salary, and (b) one-half times his annual cash bonus received for the 2008 calendar year.

(8)           The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, and (b) two times his highest annual cash bonus received in any of the previous 5 years.

(9)           The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months.  These estimated costs were based upon the Company’s actual costs in providing the benefits in 2008.

(10)         The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months.  These estimated costs were based upon the Company’s actual costs in providing the benefits in 2008.

Equity Compensation Plan Information

The Equity Compensation Plan Information Table provides information as of December 31, 2008 with respect to shares of the Company’s Class A Common Stock and Class B Common Stock that may be issued under our existing equity compensation plans, including the Amended and Restated 2006 Non-Employee Director Stock Option Plan and the 2007 Long-Term Incentive Plan.

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2008 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2008 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2008 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,612,144	$11.53	3,402,761	(1)

(1)           Includes 3,402,761 shares that may be issued in the form of restricted stock under the Amended and Restated 2006 Non-Employee Director Stock Option Plan and the 2007 Long-Term Incentive Plan.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2008 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2008 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2008 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	180,826	$3.95	450,000	(1)

(1)           Includes 450,000 shares that may be issued in the form of restricted stock under the 2007 Long-Term Incentive Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.  Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Harold D. Marshall, Chairperson
Thomas A. Akin
Ronald J. Krause

Compensation Committee Interlocks and Insider Participation

In 2008, the Compensation Committee consisted of the following directors: Harold D. Marshall, Chairperson, Ronald J. Krause and Thomas A. Akin.  During the 2008 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors.  No current or past officer or employee of the Company served on the Compensation Committee during the 2008 fiscal year.  Messrs. Marshall, Krause and Akin each have certain relationships with Texstar National Bank, from whom a subsidiary of the Company has borrowed money.  For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the SEC.  These reporting persons are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on review of the Section 16(a) forms received by the Company, or written representations from reporting persons that no such forms were required to be filed, as applicable, the Company believes that the reporting persons complied with all of the Section 16(a) filing requirements during the 2008 fiscal year.

Certain Relationships and Related Transactions

A subsidiary of the Company has borrowed money from Texstar National Bank (“Texstar”).  W. Marvin Rush, Chairman, W.M. “Rusty” Rush, President and Chief Executive Officer, Daryl J. Gorup, Senior Vice President—Dealership Operations, and non-employee directors, including: Ronald J. Krause, Harold D. Marshall and Thomas A. Akin own 57.5%, 1.55%, 1.87%, 5.00%, 1.63%, and 1.96%, respectively, of Texstar’s capital stock.  W. Marvin Rush, W.M. “Rusty” Rush and Thomas A. Akin are also members of Texstar’s Board of Directors.  The Company’s loans with Texstar (a) were made in the ordinary course of business; (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (c) did not involve more than the normal risk of collectability or present other unfavorable features.  During 2008, the largest aggregate amount outstanding on all of the loans was $361,143 and the Company paid $129,343 in principal payments and $21,556 in interest payments.  The rate of interest payable on the loans ranges from 5.3% to 7.75%.  As of March 1, 2009, the total principal outstanding under all of these loans totaled $209,499.  In December 2006, Texstar and the Company entered into a five-year lease agreement, pursuant to which Texstar is leasing office space from a subsidiary of the Company on arms-length terms at a monthly rate of $12,153.  Upon termination of the initial five-year term, Texstar has the option to extend the lease agreement for an additional five-year term.  Texstar made lease payments totaling $145,836 in 2008.

The Company’s Audit Committee reviews and approves all “related-person transactions” (as defined by the SEC) as required by the NASDAQ® Global Select Market and the applicable rules of the SEC.  The Audit Committee periodically reassesses these transactions to ensure their continued appropriateness.  These responsibilities are set forth in the Audit Committee charter.  All of the above transactions have been previously approved by the Board of Directors.

OTHER MATTERS

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the annual meeting. If any other matters should properly arise at the annual meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits which are not specifically incorporated by reference therein) at no cost by writing us at the following address:

Rush Enterprises, Inc.
555 IH-35 South
New Braunfels, Texas 78130
Attention: Chief Compliance Officer

By Order of the Board of Directors,

W. MARVIN RUSH
Chairman

San Antonio, Texas
April 7, 2009

ANNUAL MEETING OF SHAREHOLDERS OF RUSH ENTERPRISES, INC. May 19, 2009 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. (1) ELECTION OF DIRECTORS The Board of Directors recommends a vote “FOR” all nominees O W. Marvin Rush O W.M. “Rusty” Rush O Ronald J. Krause O James C. Underwood O Harold D. Marshall O Thomas A. Akin O Gerald R. Szczepanski (2) PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. The Board of Directors recommends a vote “FOR” Proposal 2. all as more particularly described in the Proxy Statement dated April 7, 2009, relating to the Annual Meeting, receipt of which is hereby acknowledged. The undersigned shareholder also acknowledges receipt of the Notice of Annual Meeting of Shareholders. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach and mail in the envelope provided. ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ----------------

RUSH ENTERPRISES, INC. PROXY – ANNUAL MEETING OF SHAREHOLDERS – MAY 19, 2009 This Proxy is solicited on behalf of the Board of Directors The undersigned shareholder of Rush Enterprises, Inc. (the “Company”) hereby appoints Steven L. Keller and Martin A. Naegelin, Jr., and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 19, 2009, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees listed in Proposal 1, and FOR ratification of the appointment of Ernst & Young LLP in Proposal 2. (Continued and to be signed on the reverse side) ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ----------------